UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 13, 2008

ACRONGENOMICS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49833	52-2219285
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Fairfax House, 15 Fulwood Place, London UK WC1V 6AY
(Address of principal executive offices and Zip Code)

30 697 724 3620
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective November 13, 2008, in furtherance of a letter agreement dated August 19, 2008, we and Molecular Vision signed agreements which terminated the Development Agreement, we received a royalty on product sales or license fees received by Molecular Vision for products or licenses based on Molecular Vision’s suite of patents, and we increased our ownership position in Molecular Vision to approximately a 28% ownership. Under the Agreements, we also have the right to appoint one director to the board of Molecular Vision as long as we maintain at least 15% of the share ownership of Molecular Vision. Lastly, we obtained an option agreement to acquire up to an additional 20,000 shares of Molecular Vision at £25 per share, upon certain conditions.

Item 7.01 Regulation FD Disclosure

On November 19, 2008, we announced that we have completed the restructuring of our relationship with Molecular Vision Limited, a UK company. Until August 19, 2008, 2008, we had been operating pursuant to a Development Agreement dated February 27, 2007, whereby we funded the development of the Point of Care device of Molecular Vision in return for a license to commercialize and sell the device. Under formal agreements dated November 13, 2008, we and Molecular Vision terminated the Development Agreement, we are entitled to a royalty on product sales or license fees received by Molecular Vision for products or licenses based on Molecular Vision’s suite of patents, and we increased our ownership position in Molecular Vision to approximately a 28% ownership.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
(d)	Exhibits
10.1	Royalty Agreement dated November 13, 2008, with Molecular Vision.
10.2	Supplemental Agreement to the Subscription and Shareholders’ Agreement relating to Molecular Vision Limited dated November 13, 2008.
10.3	Option Agreement dated November 13, 2008, with Molecular Vision to acquire additional 20000 shares of Molecular Vision.
10.4	Deed of Termination and Release dated November 13, 2008, with Molecular Vision.
99.1	News release dated November 19, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACRONGENOMICS INC.

/s/ Platon Tzouvalis
Platon Tzouvalis
President

Date: November 19, 2008